Exhibit 10.1

SIXTH AMENDMENT

TO THE

AMERICAN EXPRESS RETIREMENT RESTORATION PLAN

WHEREAS, pursuant to its delegation powers, the Compensation and Benefits Committee (the “CBC”) of the Board of Directors of American Express Company (the “Company”) has authorized the Chief Executive Officer of the Company to amend benefit plans where the estimated annual P&L impact is less than or equal to $5,000,000, provided that such amendment does not pertain to any employee who is an executive officer of the Company; and

WHEREAS, pursuant to his delegation powers, the Chief Executive Officer of the Company has authorized the Senior Vice President of Human Resources, Global Compensation and Benefits, to amend benefit plans where the estimated annual P&L impact is less than $1 million; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) permits the termination and liquidation of a nonqualified deferred compensation plan in connection with a change in control event and the accelerated payment of compensation amounts deferred under the plan if the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) are met; and

WHEREAS, pursuant to Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), the Company may terminate and liquidate the American Express Retirement Restoration Plan (the “Plan”) by irrevocable action taken within the 30 days preceding or within the 12 months following the change in control event if all agreements, methods, programs and other arrangements sponsored by the Company which are aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2) are also terminated and liquidated with respect to each participant that experienced the change in control event and all such participants receive all compensation amounts deferred under the plans within 12 months following the date the Company irrevocably takes all necessary action to terminate the plans with respect to such participants; and

WHEREAS, the undersigned Senior Vice President of Human Resources, Global Compensation and Benefits of the Company deems it reasonably necessary and appropriate to amend the Plan in order to terminate and liquidate the Plan solely with respect to all participants who are employed by American Express Publishing Corporation and are divested in connection with the sale of American Express Publishing Corporation; and

WHEREAS, the Company does not maintain any other plans that would need to be terminated and liquidated in connection with the termination and liquidation of the Plan; and

WHEREAS, no employee affected by this amendment is an executive officer of the Company; now

THEREFORE, the Plan is hereby amended effective as of the date and in the manner noted herein as set forth below:

A new Schedule D is added to and made a part of the Plan to read as follows:

Schedule D

The Plan is hereby irrevocably terminated, effective as of and contingent on the closing of the transactions described in the Purchase and Sale Agreement by and between American Express Travel Related Services Company, Inc. and a subsidiary of Time Inc. (the “Termination Date”), solely with respect to the Participants in the Plan who are employees of American Express Publishing Corporation on the Termination Date (“Publishing Participants”). As of the Termination Date, all crediting of Plan accounts of Publishing Participants shall cease. Each Publishing Participant’s remaining accrued and unpaid benefits shall be paid to such participant in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) and on a date within twelve months of the Termination Date. The benefit to be paid to each Publishing Participant shall be determined in accordance with the Plan’s provisions. All benefits under the Plan shall be paid only in a manner that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Dated: August 16, 2013		AMERICAN EXPRESS COMPANY

	By:	/s/ David Kasiarz
Its: Senior Vice President of Human Resources, Global Compensation and Benefits